Exhibit 99.1

IMS Health Announces Completion of Acquisition by Affiliates of TPG

and the CPP Investment Board

Contacts:

Darcie Peck

Investor Relations

(203) 845-5237

dpeck@imshealth.com

Gary Gatyas

Communications

(610) 834-5338

ggatyas@us.imshealth.com

NORWALK, CT, February 26, 2010 – IMS Health, the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced the completion of its acquisition by entities created by certain affiliates of TPG Capital, L.P. (“TPG”) and the CPP Investment Board (“CPPIB”).

“This transaction has delivered significant value to our shareholders and is a strong endorsement of our business model, our teams and the leadership position we have built,” said IMS Health Chairman and CEO David R. Carlucci. “As a private company, we will continue to innovate for client needs and look forward to working with our new partners as we capitalize on our expanding opportunity in the healthcare market.”

“We are delighted to be working with the talented IMS management team to drive growth by expanding the company’s market intelligence offerings, which are crucial to the healthcare industry,” said James Coulter, founding partner, TPG.

Mark Wiseman, senior vice-president, Private Investments, CPP Investment Board said, “IMS is a world-class company with a strong management team and excellent growth prospects. We look forward to working with management to position IMS for success over the long term.”

Pursuant to the terms of the merger agreement, IMS Health’s stockholders are entitled to receive $22.00 in cash, without interest, less any applicable withholding taxes, for each share of IMS Health common stock owned by them. As a result of the merger, IMS Health’s common stock will no longer be listed for trading on the New York Stock Exchange.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of IMS Health common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

About IMS Health

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With more than 55 years of industry experience, IMS Health offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including product and portfolio management capabilities; commercial effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve productivity and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992 with approximately $45 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Fort Worth, Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital’s healthcare investments have included Axcan Pharma, Biomet, Fenwal, IASIS Healthcare, Quintiles Transnational, and Surgical Care Affiliates, among others. TPG’s technology investments have included SunGard, Fidelity National Information Services, Sabre, Aptina, Avaya, and Intergraph, among others. Please visit www.tpg.com.

About the CPP Investment Board

The CPP Investment Board is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, the CPP Investment Board invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, the CPP Investment Board is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At December 31, 2009, the CPP Fund totaled C$123.9 billion (US$118.1 billion). For more information about the CPP Investment Board, please visit www.cppib.ca.

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